CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2022, relating to the financial statements and financial highlights of Vanguard Baillie Gifford Global Positive Impact Stock Fund, a series of Vanguard Valley Forge Funds (formerly Baillie Gifford Positive Change Equities Fund, a series of Baillie Gifford Funds), for the year ended December 31, 2021, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus.

/s/ COHEN & COMPANY, LTD.

Cleveland, Ohio

April 26, 2023